                                   EXHIBIT 11


                        DEB SHOPS, INC. AND SUBSIDIARIES


                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE



                                                 Three Months Ended April 30
                                              ---------------------------------
                                                 1995                   1994
                                                 ----                   ----
PRIMARY

 Average shares outstanding                   12,846,746             14,212,640

 Net effect of dilutive stock
 options and restricted incentive
 stock based on the treasury stock
 method using average market price                     0                      0
                                            ------------           ------------
                                              12,846,746             14,212,640
                                            ============           ============

Net (Loss) Income                           ($ 2,299,327)          ($ 1,605,382)

Preferred dividend paid                           13,800                 13,800
                                            ------------           ------------
                                            ($ 2,313,127)          ($ 1,619,182)
                                            ============           ============
Per common share amount                     ($       .18)          ($       .11)
                                            ============           ============